UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2016
CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

COLORADO	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 FIRST STAMFORD PLACE
STAMFORD, CT		06902
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 595−3000

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 8.01. Other Events.
On July 8, 2016, Cenveo, Inc. (the “Company”) announced a reverse split of its common stock, $0.01 par value, at a ratio of 1-to-8, effective July 13, 2016, and that the Company’s common stock will begin trading on a split-adjusted basis when the market opens on July 14, 2016. In addition, the Company also announced that the authorized common stock of the Company will be increased from 100 million to 120 million shares and then adjusted in the reverse split from 120 million to 15 million shares. All of the foregoing matters were approved by the Company’s stockholders at the annual meeting of the stockholders held on May 26, 2016. The Company's common stock will continue to trade on the New York Stock Exchange under the trading symbol "CVO" but will trade under a new CUSIP number.  As a result of the reverse stock split, each eight pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the respective holders, and the number of outstanding common shares will be reduced from approximately 68.5 million shares to approximately 8.5 million shares.  The reverse stock split will also apply to common stock issuable upon the exchange of the Company’s outstanding exchangeable notes and upon the exercise of the Company’s outstanding warrants and stock options.
The Company's transfer agent, Computershare, which is also acting as the exchange agent for the reverse split, will provide instructions to stockholders regarding the process for exchanging shares. No fractional shares will be issued as a result of the reverse stock split and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment which shall represent a pro-rata portion of the net proceeds (after customary brokerage commissions and other expenses) attributable to the post-split sale into the market of all the fractional shares resulting from the stock split.
On July 8, 2016, the Company issued a press release relating to the foregoing, which press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
99.1	Press release dated July 8, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2016
CENVEO, INC.

By:    /s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer